Exhibit 10.1

PURCHASE AND SALE AGREEMENT
by and among
QEP FIELD SERVICES COMPANY,
QEP MIDSTREAM PARTNERS GP, LLC,
QEP Midstream Partners Operating, LLC
and
QEP MIDSTREAM PARTNERS, LP
May 7, 2014

Exhibit 10.1

Exhibit 10.1

5.3	Access to Books and Records.	26
5.4	Cooperation; Further Assurances	26
5.5	Emigrant Trail Maintenance.	26
5.6	Indemnification Agreement.	27
Article VI. CONDITIONS TO CLOSING		27
6.1	Conditions to the Obligation of the Partnership Parties	27
6.2	Conditions to the Obligation of QEPFS	28
Article VII. TAX MATTERS		29
7.1	Liability for Taxes	29
7.2	Tax Returns	30
7.3	Tax Treatment of Indemnity Payments	30
7.4	Transfer Taxes	30
7.5	Tax Treatment of Purchase of Subject Interest.	30
7.6	Survival	31
7.7	Conflict	31
Article VIII. TERMINATION		31
8.1	Events of Termination	31
8.2	Effect of Termination	32
Article IX. INDEMNIFICATION UPON CLOSING		32
9.1	Indemnification of the Partnership Parties	32
9.2	Indemnification of QEPFS	32
9.3	Tax Indemnification	32
9.4	Survival	33
9.5	Demands	33
9.6	Right to Contest and Defend	34
9.7	Cooperation	34
9.8	Right to Participate	35
9.9	Payment of Damages	35
9.10	Limitations on Indemnification	35
9.11	Sole Remedy	36
Article X. MISCELLANEOUS		36
10.1	Expenses	36
10.2	Notices	36
10.3	Governing Law; Jurisdiction	37
10.4	Public Statements	37
10.5	Entire Agreement; Amendments and Waivers	37
10.6	Conflicting Provisions	38
10.7	Binding Effect; Assignment; Parties in Interest	38
10.8	Severability	38
10.9	Interpretation	38
10.10	Disclosure Schedules	39
10.11	Multiple Counterparts	39

Exhibit 10.1

Exhibits
Exhibit A    Assignment and Contribution Agreement
Exhibit B    Form of Amended and Restated LLC Agreement
Schedules
Schedule 1.1(a) Processing Assets
Schedule 1.1(b) Contested Liens
Schedule 3.3 No Conflicts; Consents
Schedule 3.4 Capitalization; Title to Subject Interest
Schedule 3.5(a) Company Financial Statements
Schedule 3.5(b) Undisclosed Liabilities
Schedule 3.6 Title to Assets
Schedule 3.7 Litigation; Laws and Regulation
Schedule 3.8 No Adverse Changes
Schedule 3.8(c) Damaged and Repaired Processing Assets
Schedule 3.9 Taxes
Schedule 3.10 Environmental Matters
Schedule 3.11 Licenses; Permits
Schedule 3.15 Transactions with Affiliates

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of May 7, 2014 (the “Execution Date”), by and among QEP Field Services Company (“QEPFS”), a Delaware corporation and wholly owned subsidiary of QEP Resources, Inc., a Delaware corporation (“QEP”), QEP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), QEP Midstream Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and QEP Midstream Partners Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (the “Operating Company”). The General Partner, the Partnership and the Operating Company are referred to herein as the “Partnership Parties” and QEPFS and the Partnership Parties are referred to herein individually as a “Party” and collectively as the “Parties.”
R E C I T A L S
WHEREAS, QEPFS owns certain natural gas processing and fractionation facilities and related assets identified on Disclosure Schedule 1.1(a) hereto (the “Processing Assets”) that are used to process and fractionate natural gas and provide related services in Wyoming (the “Business”);

Exhibit 10.1

WHEREAS, on or prior to the Closing Date (as defined herein), QEPFS will convey the Processing Assets (the “Initial Conveyance”) to Green River Processing, LLC, a Delaware limited liability company and wholly owned subsidiary of QEPFS (the “Company”);
WHEREAS, on or prior to the Closing Date, definitive conveyance documents will be entered into with respect to the Initial Conveyance, the forms of which have been made available to the Partnership (the “Initial Conveyance Documents”);
WHEREAS, QEPFS desires to sell, convey, transfer and assign to the Partnership, and the Partnership desires to purchase, acquire and receive from QEPFS and to contribute to the Operating Company, 40% of the outstanding membership interests in the Company (the “Subject Interest”) on the terms and subject to the conditions set forth herein;
WHEREAS, after giving effect to the completion of the sale and purchase of the Subject Interest referred to above pursuant to the terms of this Agreement, QEPFS and the Partnership will directly own a 60% and 40% membership interest in the Company, respectively; and
WHEREAS, the Conflicts Committee (as defined herein) has previously (i) received an opinion of Tudor, Pickering, Holt & Co., LLC, the financial advisor to the Conflicts Committee (“TPH”), that the consideration to be paid pursuant to the transactions contemplated hereunder is fair, from a financial point of view, to the public holders of Common Units (as defined herein) of the Partnership and (ii) determined that this Agreement and the transactions contemplated hereunder are in the best interests of the Partnership, found this Agreement and the transactions contemplated hereunder to be fair and reasonable to the Partnership and its public holders of Common Units, and recommended that the board of directors of the General Partner approve this Agreement and the transactions contemplated hereunder;
AGREEMENT
Now, therefore, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Definitions

The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, to be dated as of the Closing Date, between QEPFS, the Operating Company and the Company, the material terms of which are set forth on the term sheet attached hereto as Exhibit B.

“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that, unless expressly provided otherwise, (a) with respect to QEPFS, the term “Affiliate” shall exclude each of the

Exhibit 10.1

Partnership Entities and (b) with respect to the Partnership Parties, the term “Affiliate” shall exclude QEP, QEPFS and any other Person controlled by QEPFS.

“Agreement” has the meaning assigned to such term in the preamble.

“Ancillary Documents” means the QEPFS Ancillary Documents and the Partnership Ancillary Documents.

“Assignment and Contribution Agreement” has the meaning assigned to such term in Section 2.1.

“Business” has the meaning assigned to such term in the recitals.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which banks in New York City, New York or Denver, Colorado are authorized or obligated by Law to close.

“Cap” has the meaning assigned to such term in Section 9.10(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Claim Notice” has the meaning assigned to such term in Section 9.5(a).

“Closing” has the meaning assigned to such term in Section 2.3(a).

“Closing Date” has the meaning assigned to such term in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and administrative guidance promulgated thereunder.

“Common Units” has the meaning assigned to such term in the Partnership Agreement.

“Company” has the meaning assigned to such term in the recitals.

“Company Financial Statements” has the meaning assigned to such term in Section 3.5(a).

“Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.

“Consideration” has the meaning assigned to such term in Section 2.2.

“Control,” and its derivatives, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person.

“Controlled Group Liabilities” means any and all liabilities and obligations of a Person arising under ERISA, the Code or corresponding or similar provisions of any foreign Laws of a character that if unpaid or unperformed could result in the imposition of a Lien or encumbrance against the assets, or a liability or obligation, of another Person, including (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA, Section 4980B of the Code or similar state law or (e) under corresponding or similar provisions of any foreign Laws.

Exhibit 10.1

“Covered Environmental Loss” means any liability incurred by the Company after the Initial Conveyance arising from or relating to (i) a violation of Environmental Laws as in effect prior to the Initial Conveyance and such violation commenced, occurred or existed before the Initial Conveyance and (ii) any environmental event, condition or matter associated with or arising from the ownership or operation of the Processing Assets that commenced, occurred or existed before the Initial Conveyance (including the presence of Hazardous Materials on, under, about or migrating to or from the Processing Assets or the disposal or the release of Hazardous Materials generated by operation of the Processing Assets at non-Processing Asset locations), including (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, risk-based closure activities, or other corrective action required or necessary under Environmental Laws and (B) the cost and expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws as in effect prior to the Initial Conveyance.

“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, judgments, damages and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation.

“Deductible” has the meaning assigned to such term in Section 9.10(a).

“Disclosure Schedules” means the disclosure schedules to this Agreement.

“Emigrant Trail Maintenance” means that certain repair and maintenance work with respect to the residue gas compressors at the Emigrant Trail Processing Plant, including repairs to the engines, compressors and foundations, and other related facilities improvements at the Emigrant Trail Processing Plant, which maintenance and repair work shall be performed by QEPFS.

“Environmental Laws” means any federal, state or local Laws that regulate or otherwise pertain to the protection of the environment, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to the environment, including the following Laws, as amended as of the date hereof and interpreted by the highest court of competent jurisdiction through the date hereof: (a) the Resource Conservation and Recovery Act; (b) the Clean Air Act; (c) CERCLA; (d) the Federal Water Pollution Control Act; (e) the Safe Drinking Water Act; (f) the Toxic Substances Control Act; (g) the Emergency Planning and Community Right-to Know Act; (h) the National Environmental Policy Act; (i) the Pollution Prevention Act of 1990; (j) the Oil Pollution Act of 1990; (k) the Hazardous Materials Transportation Act and (l) all rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Authorities with jurisdiction in the premises. Notwithstanding the foregoing, the term “Environmental Laws” does not include operating practices or standards that may be employed or adopted by other industry participants or recommended by a Governmental Authority that are not required by such federal, state or local Laws.

“Environmental Permits” has the meaning assigned to such term in Section 3.10.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and administrative guidance promulgated thereunder.

Exhibit 10.1

“ERISA Affiliate” means any trade or business (whether or not incorporated) that at any relevant time is or was under common control with QEP and/or QEPFS or otherwise treated, along with QEP and/or QEPFS, as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Execution Date” has the meaning assigned to such term in the preamble.

“GAAP” means generally accepted accounting principles in the United States of America.

“General Partner” has the meaning assigned to such term in the preamble.

“Governmental Authority” means any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality.

“Hazardous Materials” means any substance, whether solid, liquid, or gaseous: (a) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified or regulated or subject to liability in or pursuant to any Environmental Law; (b) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (c) which causes or threatens to cause contamination, nuisance with respect to any properties, or a hazard to the environment or to the health or safety of Persons on or about any properties.

“Indemnification Agreement” means that certain Indemnification Agreement, to be dated as of the date that the Initial Conveyance Documents are entered into, between QEPFS and the Company.

“Indemnity Claim” has the meaning assigned to such term in Section 9.5(a).

“Initial Conveyance” has the meaning assigned to such term in the recitals.

“Initial Conveyance Documents” has the meaning assigned to such term in the recitals.

“Investment Company Act” has the meaning assigned to such term in Section 3.16.

“Knowledge,” as used in this Agreement with respect to a Party, means the actual knowledge, after reasonable inquiry, of that Party’s designated personnel. The designated personnel for QEPFS are Perry H. Richards and Kevin Peretti. The designated personnel for the Partnership Parties is Richard Doleshek.

“Law” means any applicable law, common law, statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any rule, regulation or executive order promulgated by any Governmental Authority or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, right of first refusal, drag-along or tag-along right or other encumbrance.

“LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of February 6, 2014.

Exhibit 10.1

“Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that: (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of the Company or the Subject Interest, individually or in the aggregate, other than any such change, effect, event, occurrence, condition or other circumstance to the extent resulting or arising from (i) any change or effect generally affecting the natural gas gathering, transportation or processing industries, or resulting from markets for fuel or other raw materials, feedstock or commodities used, transported, produced or sold at or by the Company or the Processing Assets, (ii) changes in the prices of crude oil, natural gas or other hydrocarbon products or industry margins, (iii) any change in general market, economic, financial or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) any regulatory changes or changes in Law or GAAP or (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, provided that in the case of clauses (i), (ii), (iii) or (iv), the impact on the Company is not disproportionate to the impact on other companies primarily engaged in the processing and fractionation of natural gas; or (b) materially hinders, delays or impedes the ability of QEPFS to perform its obligations under this Agreement or the QEPFS Ancillary Documents or to consummate the transactions contemplated by this Agreement or any QEPFS Ancillary Document.

“Material Contract” has the meaning assigned to such term in Section 3.14(b).

“Notice” has the meaning assigned to such term in Section 10.2.

“Operating Company” has the meaning assigned to such term in the preamble.

“Organizational Documents” means, as applicable, the certificate of incorporation, articles of incorporation, bylaws, certificate of limited partnership, partnership or limited partnership agreement, certificate of formation, regulations, limited liability company agreement, operating agreement and each other contract or instrument (i) pursuant to which a Party or the Company is established and organized, or (ii) which establishes the governance of such Party or the Company.

“Ownership Percentage” means with respect to (a) QEPFS, 60% of the Company’s issued and outstanding membership interests and (b) the Partnership Parties, 40% of the Company’s issued and outstanding membership interests.

“Parties” has the meaning assigned to such term in the preamble.

“Partnership” has the meaning assigned to such term in the preamble.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 14, 2013.

“Partnership Ancillary Document” means each agreement, document or certificate to be delivered by the Partnership Parties at the Closing pursuant to Section 2.3(c), including the Assignment and Contribution Agreement.

“Partnership Entities” means the Partnership Parties and their subsidiaries.

“Partnership Indemnified Parties” has the meaning assigned to such term in Section 9.1.

Exhibit 10.1

“Partnership Material Adverse Effect” means any change, effect, event, occurrence, condition or other circumstance that: (a) materially and adversely affects the business, assets, liabilities, properties, financial condition or results of operations of any Partnership Party, individually or in the aggregate, other than any such change, effect, event, occurrence, condition or other circumstance to the extent resulting or arising from (i) any change or effect generally affecting the natural gas gathering, transportation or processing industries, or resulting from markets for fuel or other raw materials, feedstock or commodities gathered, used, transported, produced or sold at or by the Partnership Parties or their assets, (ii) changes in the prices of crude oil, natural gas or other hydrocarbon products or industry margins, (iii) any change in general market, economic, financial or political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) any regulatory changes or changes in Law or GAAP, or (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, provided that in the case of clauses (i), (ii), (iii) or (iv), the impact on such Partnership Party is not disproportionate to the impact on other companies primarily engaged in the gathering, transportation, processing and fractionation of natural gas; or (b) materially hinders, delays or impedes the ability of any Partnership Party to perform its obligations under this Agreement or the Partnership Ancillary Documents or to consummate the transactions contemplated by this Agreement or any Partnership Ancillary Document.
“Partnership Parties” has the meaning assigned to such term in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permits” has the meaning assigned to such term in Section 3.11.

“Permitted Liens” means all: (a) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, vendors’, operators’ or other like Liens entered into in the ordinary course of business consistent with past practices, if any, that do not materially detract from the value of or materially interfere with the use of any of such Person’s assets subject thereto; (b) to the extent no amounts secured thereby are past due or are being contested in good faith by appropriate proceedings, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices; (c) rights of use, rights-of-way, permits, licenses, servitudes, sub-surface leases, grazing rights, logging rights, and easements (including the right to operate and maintain ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through any of such Person’s assets), if any, that, individually or in the aggregate, do not or would not impair in any material respect the use or occupancy of any material portion of such Person’s assets; (d) Liens for Taxes that are not yet due or delinquent, that may thereafter be paid without penalty or are being contested in good faith by appropriate proceedings and as to which adequate reserves, if any, have been established; (e) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with any of such Person’s businesses; and (f) Liens that will be paid in full or released on or prior to the Closing. Disclosure Schedule 1.1(b) sets forth all material Liens that are being contested in good faith by appropriate proceedings.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Phase I Environmental Site Assessment” means an environmental site assessment with respect to the Processing Assets performed by LT Environmental, Inc. pursuant to and in accordance with the terms of that certain Engagement Letter, dated March 24, 2014.

Exhibit 10.1

“Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each “multiemployer plan” within the meaning of Section 3(37) of ERISA and any and all employment, consulting, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, health, life, accident, disability, death, employee assistance, retiree welfare, incentive compensation, stock or equity-based compensation, stock purchase, stock appreciation, collective bargaining, fringe benefit, vacation, paid time off, sick leave and other benefit arrangements, plans, programs, policies, understandings or arrangements, whether written or oral, whether or not subject to ERISA and whether or not tax-qualified.

“Processing Assets” has the meaning assigned to such term in the recitals.

“QEP” has the meaning assigned to such term in the preamble.

“QEP Plan” means any Plan sponsored, maintained, contributed to or required to be contributed to by QEP, QEPFS or any ERISA Affiliate or with respect to which QEP, QEPFS or any ERISA Affiliate has or could have any liability (whether contingent or otherwise).

“QEPFS” has the meaning assigned to such term in the preamble.

“QEPFS Ancillary Document” means each agreement, document or certificate to be delivered by QEPFS at the Closing pursuant to Section 2.3(b), including the Assignment and Contribution Agreement.

“QEPFS Fundamental Representations” has the meaning assigned to such term in Section 9.4(a).

“QEPFS Indemnified Parties” has the meaning assigned to such term in Section 9.2.

“Revolving Credit Agreement” means the credit agreement, dated as of August 14, 2013, by and among the Operating Company, as the borrower, the Partnership, as parent guarantor, Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto, as amended.
“Securities Act” means the Securities Act of 1933, as amended.

“Subject Interest” has the meaning assigned to such term in the recitals.

“Tax” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, whether disputed or not, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

“Tax Losses” has the meaning assigned to such term in Section 7.1(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Exhibit 10.1

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“TPH” has the meaning assigned to such term in the recitals.

“Transfer Taxes” has the meaning assigned to such term in Section 7.4.

“Treasury Regulations” means the U.S. treasury regulations promulgated under the Code.

1.2    Construction

In construing and interpreting this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter, as well as the singular and the plural; (f) references to a Party include its permitted successors and assigns; (g) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; (h) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (i) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (j) the words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and (k) any reference to applicable Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the date hereof.
ARTICLE II.
SALE AND CLOSING
2.1    Sale of Subject Interests

At the Closing and subject to the terms and conditions set forth in this Agreement and in that certain Assignment and Contribution Agreement to be entered into by and among the parties thereto at the Closing in substantially the same form attached hereto as Exhibit A (the “Assignment and Contribution Agreement”), (a) QEPFS shall sell, convey, transfer and assign the Subject Interest to the Partnership, and the Partnership shall acquire the Subject Interest from QEPFS and (b) the Partnership shall then further grant, contribute, transfer, assign and convey the Subject Interest to the Operating Company.

Exhibit 10.1

2.2    Consideration
.
The consideration to be transferred by the Partnership to QEPFS for the Subject Interest shall consist of $230,000,000.00 (the “Consideration”) to be paid by the Partnership by wire or interbank transfer of immediately available funds to the account(s) specified by QEPFS.
2.3    Closing and Closing Deliveries

(a)The closing of the transactions contemplated pursuant to this Agreement and the Assignment and Contribution Agreement (the “Closing”) will be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas 77002 at 9:00 a.m. local time on (i) July 1, 2014 or (ii) if all conditions in Article VI to be satisfied prior to Closing have not yet been waived or satisfied, the day that is two (2) Business Days after the date on which the last of the conditions set forth in Article VI (other than any such condition that by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived (the “Closing Date”).

(b)	At the Closing, QEPFS shall deliver, or cause to be delivered, to the Partnership Parties the following:

(i)a counterpart of the Assignment and Contribution Agreement, duly executed by QEPFS as a party thereto;

(ii)a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of QEPFS, confirming the matters set forth in Section 6.1(a) and Section 6.1(b);

(iii)a certificate of good standing of recent date of the Company, as certified by the Secretary of State of the State of Delaware;

(iv)a counterpart of the A&R LLC Agreement, duly executed by QEPFS as a party thereto;

(v)a properly executed certificate of QEPFS that (a) the Company is a disregarded entity for U.S. federal income tax purposes and is wholly owned by QEPFS and (b) pursuant to Treasury Regulations Section 1.1445-2(b)(2), QEPFS is not a “foreign person” within the meaning of Section 1445 of the Code;

(vi)executed copies of the Initial Conveyance Documents;

(vii)an executed copy of the Indemnification Agreement;

(viii)an executed copy of that certain Natural Gas Liquids Services Agreement between the Company and QEPFS;

(ix)an executed copy of that certain Base Contract for Sale and Purchase of Natural Gas between the Company and QEPFS, including the special provisions thereto; and

(x)such other certificates, instruments of conveyance and documents as may be reasonably requested by the Partnership Parties prior to the Closing Date to carry out the intent and purposes of this Agreement.

Exhibit 10.1

(c)At the Closing, the Partnership Parties shall deliver, or cause to be delivered, to QEPFS the following:
(i)a counterpart of the Assignment and Contribution Agreement, duly executed by each Partnership Party that is a party thereto;

(ii)the Consideration as provided in Section 2.2;

(iii)a certificate, dated as of the Closing Date and signed by an authorized officer on behalf of the Partnership Parties, confirming the matters set forth in Section 6.2(a) and Section 6.2(b);

(iv)a counterpart of the A&R LLC Agreement, duly executed by the Operating Company as a party thereto; and

(v)such other certificates, instruments of conveyance and documents as may be reasonably requested by QEPFS prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF QEPFS
QEPFS hereby represents and warrants to the Partnership Parties as of the date of hereof and as of the Closing Date, in each case, as follows:
3.1    Organization

(a)    QEPFS is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets, including the Processing Assets, and to carry on its business as now conducted.

(b)    QEPFS is duly licensed or qualified to do business in the states in which the character of the Processing Assets owned or held by it or the nature of the Business requires it to be so licensed or qualified, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

(c)    The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets, including the Processing Assets following the Initial Conveyance, and to carry on its business as now conducted.

(d)The Company is, or as of the Closing Date will be, duly licensed or qualified to do business in the states in which the character of its properties and assets, including the Processing Assets, owned or held by it or the nature of the Business requires it to be so licensed or qualified, except where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect.

3.2    Authority and Approval

(a)    QEPFS has full corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of

Exhibit 10.1

the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by QEPFS have been duly authorized and approved by all requisite corporate action of QEPFS. This Agreement has been duly executed and delivered by QEPFS and, assuming the due authorization, execution and delivery of this Agreement by the Partnership Parties, constitutes the valid and legally binding obligation of QEPFS, enforceable against QEPFS in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    QEPFS has full corporate power and authority to execute and deliver each QEPFS Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the QEPFS Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by QEPFS have been duly authorized and approved by all requisite corporate action of QEPFS. When executed and delivered by QEPFS, assuming due authorization, execution and delivery by the Partnership Parties, to the extent a party thereto, each QEPFS Ancillary Document will constitute a valid and legally binding obligation of QEPFS enforceable against QEPFS in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3    No Conflict; Consents

Except as set forth in Disclosure Schedule 3.3:
(a)    the execution, delivery and performance of this Agreement by QEPFS does not, and the execution, delivery and performance by QEPFS of any of the QEPFS Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not: (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of incorporation, certificate of formation, bylaws, LLC Agreement or equivalent governing instruments of QEPFS or the Company; (ii) conflict with or violate any provision of any Law applicable to the Subject Interest, QEPFS or the Company; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, Permit, lease, joint venture or other agreement or instrument to which QEPFS or the Company is a party or by which QEPFS, the Company or any of their respective assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on the Subject Interest or the Processing Assets, except in the case of clauses (ii), (iii) or (iv), for those items that would not be considered to be material; and

(b)    no consent, approval, license, Permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by QEPFS or the Company in connection with the execution, delivery and performance of this Agreement and the QEPFS Ancillary Documents or the consummation of

Exhibit 10.1

the transactions contemplated hereby or thereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired (including such consents, approvals, orders or Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing of the transactions contemplated by this Agreement or the closing of the Initial Conveyance).

3.4    Capitalization; Title to Subject Interest

Except as set forth in Disclosure Schedule 3.4:
(a)    QEPFS is the sole member of the Company and owns beneficially and of record all of the issued and outstanding membership interests of the Company, including the Subject Interest, free and clear of all Liens (other than those arising pursuant to the terms of the LLC Agreement, this Agreement or the QEPFS Ancillary Documents or restrictions on transfer under applicable federal and state securities Laws). The Subject Interest is not subject to any agreements or understandings with respect to the voting or transfer of the Subject Interest (other than those arising pursuant to the terms of the LLC Agreement, this Agreement or the QEPFS Ancillary Documents or restrictions on transfer under applicable federal and state securities Laws). The Subject Interest has been duly authorized and is validly issued and fully paid (to the extent required under the LLC Agreement).

(b)    There are no outstanding subscriptions, options, warrants, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights issued or granted by, or binding upon, QEPFS or the Company to purchase or otherwise acquire or to sell or otherwise dispose of any security of or equity interest in the Company, except the sale, conveyance, transfer and assignment of the Subject Interest as contemplated by this Agreement and the Assignment and Contribution Agreement and as may be contained in the LLC Agreement.

(c)    The Company does not own any equity interest, directly or indirectly, in any Person.

3.5    Financial Statements; Undisclosed Liabilities

(a)    QEPFS has made available to the Partnership Parties true, complete and correct copies of the unaudited statements of income for the years ended December 31, 2012 and 2013 (collectively, the “Company Financial Statements”). Except as set forth in Disclosure Schedule 3.5(a), the Company Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods (other than for changes in accounting principles disclosed therein and, with respect to the unaudited financial statements, for normal and recurring year-end adjustments and the absence of financial footnotes).

(b)    There are no liabilities or obligations of the Company (whether accrued, absolute, contingent or otherwise), and there are no facts or circumstances that would result in any such liabilities or obligations, other than (i) liabilities or obligations reflected or reserved against in the Company Financial Statements or described in the footnotes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since March 31, 2014, (iii) liabilities or obligations arising under executory contracts entered into in the ordinary course of business consistent with past practices, (iv) liabilities not

Exhibit 10.1

required to be presented by GAAP in unaudited financial statements, (v) liabilities or obligations under this Agreement, (vi) liabilities or obligations disclosed in Disclosure Schedule 3.5(b) and (vii) other liabilities or obligations which, in the aggregate, would not have a Material Adverse Effect.

Notwithstanding the foregoing, QEPFS makes no representation or warranty, express or implied, under this Section 3.5 relating to Tax matters, which are exclusively addressed in Section 3.9.
3.6    Title to Assets

Except as set forth in Disclosure Schedule 3.6, QEPFS has, and on the Closing Date the Company will have, good and valid title to the Processing Assets that are used or necessary to conduct the Business as presently conducted, free and clear of any Liens, except for any Permitted Liens.
3.7    Litigation; Laws and Regulations

Except as set forth in Disclosure Schedule 3.7 or in the footnotes to the Company Financial Statements:
(a)    There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to QEPFS’s Knowledge, threatened (A) against or affecting the Subject Interest, the Processing Assets or the Business or (B) that (1) allege the invalidity or unenforceability of QEPFS’s obligations under this Agreement or any of the QEPFS Ancillary Documents or (2) seek to prevent or delay the consummation by QEPFS of the transactions contemplated by this Agreement or any of the QEPFS Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, (A) against or affecting the Process Assets, the Business or the Subject Interest, or (B) that (1) allege the invalidity or unenforceability of QEPFS’s obligations under this Agreement or any of the QEPFS Ancillary Documents or (2) seek to prevent or delay the consummation by QEPFS of the transactions contemplated by this Agreement or any of the QEPFS Ancillary Documents, except in each case of (i) and (ii) of this Section 3.7(a), for those items that would not be considered to be material.
(b)    The Company is not in violation of or in default under any applicable Law, except as would not, individually or in the aggregate, have a Material Adverse Effect.
Notwithstanding the foregoing, QEPFS makes no representation or warranty, express or implied, under this Section 3.7 relating to Tax matters, which are exclusively addressed in Section 3.9, environmental matters, which are exclusively addressed in Section 3.10, Permits, which are exclusively addressed in Section 3.11, employee or employee benefits matters, which are exclusively addressed in Section 3.13, or the Investment Company Act, which is exclusively addressed in Section 3.16.
3.8    No Adverse Changes

Except as set forth in Disclosure Schedule 3.8 or as described in the Company Financial Statements, as applicable, from March 31, 2014 to the date of this Agreement:
(a)    there has not been a Material Adverse Effect applicable to the Company, the Business or the Processing Assets;

(b)    the Processing Assets have been operated and maintained in the ordinary course of business consistent with past practices; and

Exhibit 10.1

(c)    there has not been any material damage or destruction to any material portion of the Processing Assets, other than such damage or destruction that has been repaired, and such assets are available for service or operation and in commercially reasonable operating condition. Disclosure Schedule 3.8(c) sets forth those Processing Assets that have been damaged or destroyed within three (3) years preceding the Execution Date and for which QEPFS incurred expenses of $1,000,000 or more to repair such damage or destruction.

3.9    Taxes

(a)    Except as set forth in Disclosure Schedule 3.9 or as reflected on the Company Financial Statements, (i) the Company has filed or QEPFS and its Affiliates have caused to be filed all material Tax Returns required to be filed by the Company or with respect to the Processing Assets, as applicable, on a timely basis (taking into account all legal extensions of due dates); (ii) all such Tax Returns were complete and correct; (iii) all material Taxes owed by the Company or with respect to the Processing Assets that are or have become due have been timely paid in full; (iv) there are no Liens on the Subject Interest or the Processing Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Processing Assets or, with respect to the Subject Interest, other than Liens for Taxes not yet due and payable; (v) there is no pending action, proceeding or, to the Knowledge of QEPFS, investigation for assessment or collection of Taxes, and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Company or the Processing Assets; and (vi) since the date of its formation up until the time of the sale of the Subject Interest pursuant to this agreement, the Company has been treated as a disregarded entity for U.S. federal income tax purposes.

(b)    For the period that includes the most recent four calendar quarters ending before the Closing Date and the portion of the calendar quarter up to and including the Closing Date, more than 90% of the gross income with respect to the Processing Assets will be income from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil or products thereof), storage or marketing of any mineral or natural resource, or other items of income that are “qualifying income” within the meaning of Section 7704(d) of the Code.

3.10    Environmental Matters

With respect to the Processing Assets and the Business, except as set forth in Disclosure Schedule 3.10 or as would not be considered material, as reflected on the Company Financial Statements: (a) each of QEPFS and the Company are and have been in compliance with applicable Environmental Laws; (b) neither QEPFS nor the Company has any obligation to investigate, remediate, monitor or otherwise address (including paying for such action) the presence, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) neither QEPFS nor the Company are subject to any pending or, to QEPFS’s Knowledge, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, Permits, Permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by QEPFS or the Company under any Environmental Law (“Environmental Permits”) have been duly obtained or filed and are valid and currently in full force and effect; (e) each of QEPFS and the Company has complied in all material respects with the terms and conditions of such Environmental Permits; (f) such Environmental Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the QEPFS Ancillary Documents or the consummation of the transactions contemplated hereby or thereby (including such Environmental Permits

Exhibit 10.1

that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing of the transactions contemplated by this Agreement or the closing of the Initial Conveyance); (g) no proceeding is pending or, to QEPFS’s Knowledge, threatened with respect to any alleged failure by QEPFS or the Company to have any material Environmental Permit necessary for the operation of the Processing Assets or the conduct of the Business or to be in compliance therewith; and (h) there has been no release of any Hazardous Material into the environment by QEPFS from the Processing Assets except in compliance with applicable Environmental Law.
3.11    Licenses; Permits

Except as set forth in Disclosure Schedule 3.11: (a) QEPFS has, and on the Closing Date the Company will have, all licenses, permits and authorizations issued or granted by Governmental Authorities (collectively, “Permits”) that are material and necessary for the conduct of the Business as it is now being conducted, (b) all such Permits are validly held by QEPFS, and as of the Closing Date will be held by the Company, and are in full force and effect in all material respects, (c) QEPFS has complied in all material respects with the terms and conditions of such Permits and (d) such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement and the QEPFS Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except as would not be considered material (including such Permits that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing of the transactions contemplated by this Agreement or the closing of the Initial Conveyance). No proceeding is pending or, to QEPFS’s Knowledge, threatened with respect to any alleged failure by QEPFS to have any material Permit necessary for the operation of the Processing Assets or the conduct of the Business or to be in material compliance therewith. Notwithstanding the foregoing, QEPFS makes no representation or warranty, express or implied, under this Section 3.11 relating to Environmental Permits, which are exclusively addressed in Section 3.10.
3.12    Insurance

QEPFS or its Affiliates maintain, and on the Closing Date the Company will maintain, policies of fire and casualty, liability and other forms of property and liability insurance related to the Business and the Processing Assets in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Business and the Processing Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. To QEPFS’s Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.
3.13    Employees and Plans

(a)    The Company does not have, and has never had, any employees.

(b)    The Company does not currently sponsor, maintain, contribute to or have any obligation to contribute to (whether contractually or otherwise), and has not in the past six years preceding the date hereof sponsored, maintained, contributed to or had any obligation to contribute to (whether contractually or

Exhibit 10.1

otherwise), any Plan, and is not currently and has not been in the past six years preceding the date hereof a participating employer in any Plan.
(c)    Except as would not result in any liability to the Company, each QEP Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with all applicable Laws, rules and regulations and has been operated in all material respects in compliance with its terms.
(d)    Except as would not result in any liability to the Company, no proceeding has been initiated or threatened by any person (including the PBGC) to terminate any QEP Plan subject to Title IV of ERISA.
(e)    Except as would not result in any liability to the Company, no liability under Title IV of ERISA has been incurred by QEP, QEPFS or any ERISA Affiliate that has not been satisfied in full, other than liability for premiums that are not yet due and payable to the PBGC, and no facts or circumstances exist that could be expected to result in such liability.
(f)    The Company has not incurred any obligation to pay money or any lien on its assets with respect to any Controlled Group Liability of QEP, QEPFS or any ERISA Affiliate, nor do any circumstances exist that could, as a result of the consummation of the transactions contemplated by this Agreement, result in the Company having immediately following the Closing, any Controlled Group Liability of QEP, QEPFS or any ERISA Affiliate.
(g)    Except as would not result in any liability to the Company, there are no pending actions, claims, lawsuits, governmental investigations or audits that have been asserted or instituted against any QEP Plan (other than routine claims for benefits) and, no such actions, claims, lawsuits, investigations or audits have been threatened.

3.14    Contracts

(a)    QEPFS has made available to the Partnership Parties a correct and complete copy of each contract or agreement to which QEPFS is, or, following the Initial Conveyance, the Company will be, a party, with respect to the Processing Assets (i) that provides for revenues to or commitments of QEPFS in an amount greater than $1,000,000 during a calendar year or (ii) materially affects the ownership or operation of the Business or the ownership, use or operation of the Processing Assets. Each such contract shall be referred to herein as a “Material Contract.”
(b)    (i) Each Material Contract is legal, valid, binding, enforceable (assuming the enforceability against the other party or parties thereto) and in full force and effect; (ii) each Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) QEPFS is not in breach or default of a Material Contract, and no event has occurred which with notice or lapse of time would constitute a breach or default by QEPFS, or permit termination, modification or acceleration, under a Material Contract; and (iv) to QEPFS’s Knowledge, no other party is in breach or default, and no event has occurred that with notice, lapse of time or both would constitute a breach or default by such other party, or permit termination, modification or acceleration under a Material Contract, nor has any other party repudiated any provision of a Material Contract; except that in the case of clauses (i) - (iv) above, such breaches, defaults or unenforceability as would not be considered material.

3.15    Transactions with Affiliates

Except as disclosed in the Material Contracts, Disclosure Schedule 3.15 or the footnotes to the Company Financial Statements, the Company is not party to any agreement, contract or arrangement between the Company, on the one hand, and QEPFS or any of its Affiliates, on the other hand, other than those entered into in the ordinary course of business consistent with past practices on commercially reasonable terms.

Exhibit 10.1

3.16    Investment Company Act

The Company is not subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.17    Brokerage Arrangements

None of QEPFS or its Affiliates has entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership Parties or the Company to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the QEPFS Ancillary Documents or the transactions contemplated hereby or thereby.
3.18    Capital Commitments

Other than as set forth in a Material Contract or on the budgets and authorized for expenditures made available via data room to the Conflicts Committee and its representatives before the date hereof, there are no outstanding capital commitments or other expenditure commitments that are binding on QEPFS with respect to the Business, the Company or the Processing Assets.
3.19    Conflicts Committee Matters

The projections and budgets provided to the Conflicts Committee (including those provided to TPH, the financial advisor to the Conflicts Committee) as part of the Conflicts Committee’s review in connection with this Agreement have a reasonable basis and are consistent with the current expectations of QEPFS’s management. The other financial and operational information provided to TPH as part of its review of the proposed transaction for the Conflicts Committee is derived from and is consistent with QEPFS’s books and records.
3.20    Waivers and Disclaimers

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY QEPFS IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, QEPFS HAS NOT MADE, DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING RELATING TO (A) THE SUBJECT INTEREST OR THE COMPANY OR THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROCESSING ASSETS, INCLUDING THE WATER, SOIL OR ENVIRONMENTAL CONDITION OF SUCH ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS MATERIALS OR OTHER MATTERS IN OR ON SUCH

Exhibit 10.1

ASSETS, (B) THE INCOME OR CASH FLOW TO BE DERIVED BY THE SUBJECT INTEREST, THE PROCESSING ASSETS, THE COMPANY OR THE BUSINESS, (C) THE SUITABILITY OF THE PROCESSING ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED USING SUCH ASSETS, (D) THE COMPLIANCE OF OR BY QEPFS OR THE COMPANY OR THEIR OPERATIONS WITH ANY LAWS, INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROCESSING ASSETS OR THE BUSINESS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE QEPFS ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER QEPFS NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, WARRANTIES OR INFORMATION PERTAINING TO THE SUBJECT INTEREST, THE PROCESSING ASSETS OR QEPFS, THE COMPANY OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.20 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SUBJECT INTEREST, THE PROCESSING ASSETS OR QEPFS, THE COMPANY OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

Each of the Partnership Parties hereby represents and warrants to QEPFS as of the date hereof and as of the Closing Date, in each case as follows:
4.1    Organization and Existence

(a)    The Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
(b)    The Operating Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

4.2    Authority and Approval

(a)    Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Partnership Parties have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each of the Partnership Parties. This Agreement has been duly executed and delivered by or on behalf of each of the Partnership Parties and, assuming the due authorization, execution and delivery

Exhibit 10.1

of this Agreement by QEPFS, constitutes the valid and legally binding obligation of each of them, enforceable against each of the Partnership Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)    Each of the Partnership Parties has full limited partnership or limited liability company power and authority, as applicable, to execute and deliver each Partnership Ancillary Document to which it is a party, to consummate the transactions contemplated thereby and to perform all of the terms and conditions thereof to be performed by it. The execution and delivery of each of the Partnership Ancillary Documents, the consummation of the transactions contemplated thereby and the performance of all of the terms and conditions thereof to be performed by each of the Partnership Parties which is a party thereto have been duly authorized and approved, by all requisite limited partnership action or limited liability company action, as applicable, of each such party. When executed and delivered by each of the Partnership Parties party thereto, assuming due authorization, execution and delivery by QEPFS, where applicable, each Partnership Ancillary Document will constitute a valid and legally binding obligation of each of the Partnership Parties that is a party thereto, enforceable against each such Partnership Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3    No Conflict; Consents

(a)    The execution, delivery and performance of this Agreement by the Partnership Parties does not, and the execution, delivery and performance by the Partnership Parties of any of the Partnership Ancillary Documents will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, limited liability company agreement, agreement of limited partnership or other equivalent governing instruments of any Partnership Party; (ii) conflict with or violate any provision of any Law applicable to any Partnership Party; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, Permit, lease, joint venture or other agreement or instrument to which any of the Partnership Parties is a party or by which either of them is bound or to which any of their property is subject; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Partnership Parties’ assets, except in the case of clauses (ii), (iii) or (iv), for those items which, individually or in the aggregate, would not have a Partnership Material Adverse Effect.

(b)    No consent, approval, license, Permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Partnership Parties in connection with the execution, delivery, and performance of this Agreement and the Partnership Ancillary Documents or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those that individually or in the aggregate, would not have a Partnership Material Adverse Effect (including such consents, approvals, orders or Permits

Exhibit 10.1

that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business consistent with past practices following the Closing).

4.4    Brokerage Arrangements

None of the Partnership Parties have entered (directly or indirectly) into any agreement with any Person that would obligate QEPFS, any of its Affiliates or the Company to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Partnership Ancillary Documents or the transactions contemplated hereby or thereby.

4.5    Litigation

There are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the Partnership Parties’ Knowledge, threatened that (a) allege the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seek to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents; or (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, that (a) allege the invalidity or unenforceability of any of the Partnership Parties’ obligations under this Agreement or any of the Partnership Ancillary Documents or (b) seek to prevent or delay the consummation by the Partnership Parties of the transactions contemplated by this Agreement or any of the Partnership Ancillary Documents, except in each case of (i) and (ii) of this Section 4.5, for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

4.6    Investment Intent

The Partnership Parties have substantial experience in analyzing and investing in entities like the Company and are capable of evaluating the merits and risks of their investment in the Company. The Partnership Parties are acquiring the Subject Interest solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities Laws. The Partnership Parties acknowledge that the Subject Interest will not be registered under the Securities Act or any applicable state securities Laws, and that the Subject Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom, as applicable, and pursuant to state securities Laws.

4.7    Waivers and Disclaimers

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR THE ANCILLARY DOCUMENTS, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP PARTIES IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, THE

Exhibit 10.1

PARTNERSHIP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT OR IN THE PARTNERSHIP ANCILLARY DOCUMENTS, WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER THE PARTNERSHIP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY THE VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARTNERSHIP PARTIES FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.7 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARTNERSHIP PARTIES THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.

ARTICLE V.
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

5.1    Operation of the Processing Assets.

Except as provided in this Agreement or the Ancillary Documents or as consented to by the Parties, during the period from the date of this Agreement through the Closing Date, with respect to the Processing Assets, each of QEPFS and the Company shall (i) conduct the Business in accordance with prudent industry standards, (ii) use commercially reasonable efforts to preserve, maintain and protect the Processing Assets and the Business, (iii) not grant or create any right or agreement that enables or may enable any Person to purchase or acquire the Processing Assets or any interest therein or portion thereof, (iv) comply in all respects with all applicable Laws and (v) not encumber the Processing Assets with any Liens, other than Permitted Liens; provided, however, QEPFS and the Company shall not be required to make any payments or enter into any contractual arrangements or understandings to satisfy the foregoing obligations in this Section 5.1 if such payments or contractual arrangements or understandings would be commercially unreasonable (it being understood, for the purposes of clarity, any payment or contractual arrangement or understanding shall be deemed commercially reasonable if done in the usual and ordinary course of business, consistent with past practice).

5.2    Supplemental Disclosure.

(a)    The Parties agree that, with respect to the representations, warranties and covenants of QEPFS contained in this Agreement, QEPFS shall have the continuing right and obligation until the Closing to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on such Disclosure Schedule. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Article VI have been fulfilled, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any supplement or amendment thereto.

Exhibit 10.1

(b)    Each Party shall give to the others prompt notice of (i) any representation or warranty made by it or contained in this Agreement that, to such Party’s Knowledge, has become untrue or inaccurate, (ii) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

5.3    Access to Books and Records.

QEPFS and the Company, as applicable, shall afford the Partnership Parties and their authorized representatives reasonable access during normal business hours to the financial, title, Tax, company and legal materials and operating data and information relating to the Processing Assets and the Business and shall furnish to the Partnership Parties such other information as they may reasonably request, unless any such access and disclosure would violate any applicable Law or the terms of any agreement, with respect to the Processing Assets or the Business, to which QEPFS, the Company or any of their respective Affiliates is bound.

5.4    Cooperation; Further Assurances

(a)    QEPFS shall cooperate with the Partnership Parties to assist in identifying and obtaining all Permits as may be necessary to own the Subject Interest.

(b)    QEPFS and the Partnership Parties shall use their respective commercially reasonable efforts to obtain all approvals, consents and Permits required by or necessary for the transactions contemplated by this Agreement and the Ancillary Documents. Each of the Parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement and the Ancillary Documents such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to use their respective commercially reasonable efforts to take all appropriate action and to do all things necessary, proper or advisable under applicable Law to make effective the transactions contemplated by this Agreement and the Ancillary Documents. Notwithstanding the foregoing, nothing herein shall be construed to require (i) any Partnership Party to expend any amounts in order to cause any obligation of QEPFS in this Agreement or any Ancillary Document to be fulfilled or (ii) QEPFS to expend any amounts in order to cause any obligation of any Partnership Party in this Agreement or any Ancillary Document to be fulfilled except, in each case, to the extent expressly stated herein.

(c)    After the Closing, each Party shall take such further actions and execute such further documents as may be necessary or reasonably requested by the other Parties in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other Parties with the intended benefits of this Agreement and the Ancillary Documents.

5.5    Emigrant Trail Maintenance.

QEPFS shall use commercially reasonable efforts to complete the Emigrant Trail Maintenance prior to October 1, 2014, provided that in the event the Emigrant Trail Maintenance is not completed by such date,

Exhibit 10.1

QEPFS shall proceed diligently and timely thereafter to complete such Emigrant Trail Maintenance. QEPFS will reimburse the Company for any expenses incurred by the Company after Closing to complete the Emigrant Trail Maintenance. The Company shall submit a monthly invoice to QEPFS with respect to expenses incurred to complete the Emigrant Trail Maintenance.

5.6    Indemnification Agreement.

In connection with the closing of the Initial Conveyance, QEPFS and the Company shall enter into the Indemnification Agreement, which shall provide that QEPFS will (i) indemnify the Company for Covered Environmental Losses and (ii) be obligated to indemnify the Company for a Covered Environmental Loss only to the extent that QEPFS is notified in writing of such violation, event, condition or environmental matter prior to the third anniversary of the Initial Conveyance.
ARTICLE VI.
CONDITIONS TO CLOSING

6.1    Conditions to the Obligation of the Partnership Parties

The obligations of the Partnership Parties to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, by the Partnership Parties:
(a)    Each and every representation and warranty contained in Article III that is not qualified by materiality, shall be true and accurate in all material respects (and each and every representation contained in Article III that is qualified by materiality, shall be true and accurate in all respects) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty that is not qualified by materiality shall have been true and correct in all material respects (and each and every representation and warranty contained in Article III that is qualified by materiality, shall be true and accurate in all respects) as of such specified date.

(b)    QEPFS shall have performed and complied in all material respects with (or compliance therewith shall have been waived by the Partnership Parties) each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)    No Law, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the transactions contemplated hereby.

(d)    Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e)    QEPFS shall have completed, and provided the Partnership Parties with the results of, the Phase I Environmental Site Assessment on or before at least seven (7) days prior to the Closing Date.

Exhibit 10.1

(f)    The consents and approvals set forth on Disclosure Schedule 3.3 shall have been granted or waived other than those the failure of which to obtain would not be considered to be material.

(g)    QEPFS shall have delivered to the Partnership Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(b).

6.2    Conditions to the Obligation of QEPFS

The obligations of QEPFS to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by QEPFS:
(a)    Each and every representation and warranty contained in Article IV that is not qualified by materiality, shall be true and accurate in all material respects (and each and every representation contained in Article IV that is qualified by materiality, shall be true and accurate in all respects) as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date except (i) as affected by transactions contemplated or permitted by this Agreement and (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty that is not qualified by materiality shall have been true and correct in all material respects (and each and every representation and warranty contained in Article IV that is qualified by materiality, shall be true and accurate in all respects) as of such specified date.

(b)    The Partnership Parties shall have performed and complied in all material respects with (or compliance therewith shall have been waived by QEPFS) each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)    No Law, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(d)    Since the date of this Agreement, there shall not have occurred a Partnership Material Adverse Effect.

(e)    The Partnership Parties shall have delivered to QEPFS all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Section 2.3(c).

Exhibit 10.1

ARTICLE VII.
TAX MATTERS

7.1    Liability for Taxes

(a)    From and after the Closing, QEPFS shall be liable for, and shall indemnify and hold the Partnership Indemnified Parties harmless from the Partnership Parties’ Ownership Percentage of, any Taxes, together with any costs, expenses, losses or damages, including reasonable expenses of investigation and reasonable attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (“Tax Losses”), (i) imposed on or incurred by or with respect to the Company or its assets with respect to the period prior to and including the Closing Date or (ii) attributable to a breach by QEPFS of any covenant with respect to Taxes in this Agreement. The Parties agree that any indemnification or payment obligation under this Section 7.1(a) of QEPFS shall be limited to a proportionate share of such Tax Losses equal to the Partnership Parties’ Ownership Percentage.

(b)    The Partnership Parties shall be liable for, and shall indemnify and hold the QEPFS Indemnified Parties harmless from, any Tax Losses attributable to a breach by the Partnership Parties of any covenant with respect to Taxes in this Agreement. The Parties agree that any indemnification or payment obligation under this Section 7.1(b) of the Partnership Parties shall be limited to a proportionate share of such Tax Losses equal to QEPFS’s Ownership Percentage.

(c)    All Taxes imposed on or incurred by or with respect to the Company or its assets during any period beginning after the Closing Date shall be borne by QEPFS and the Partnership Parties in accordance with their respective Ownership Percentages.

(d)    Whenever it is necessary for purposes of this Article VII to determine the amount of any Taxes imposed on or incurred by the Company for a taxable period beginning before and ending after the Closing Date which is allocable to the period prior to and including the Closing Date, the determination shall be made, in the case of property or ad valorem Taxes or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), on a per diem basis and, in the case of all other Taxes, by assuming that such pre-Closing Date period constitutes a separate taxable period applicable to the Company and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). Notwithstanding anything to the contrary herein, any franchise Tax paid or payable with respect to the Company shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise Tax.

(e)    If any of the Partnership Parties or their Affiliates receives a refund of any Taxes that QEPFS is responsible for hereunder, or if QEPFS or its Affiliates receive a refund of any Taxes that any of the Partnership Parties are responsible for hereunder, the Party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. The Parties shall cooperate in order to take all necessary steps to claim any such refund.

Exhibit 10.1

7.2    Tax Returns

(a)    With respect to any Tax Return covering any taxable period that is required to be filed with respect to the Company or the Processing Assets, QEPFS shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, shall cause such Tax Return to be filed timely with the appropriate Taxing Authority and shall be responsible for the timely remittance of payment (and deposit of any refund) of Taxes due with respect to the period covered by such Tax Return. Liability for payment of Taxes shall be prorated on a daily basis between QEPFS, on one hand, and the Partnership Parties, on the other hand, with QEPFS responsible for all of the Taxes for such period up to and including the Closing Date and QEPFS and the Partnership Parties responsible for the prorated portion of such taxes after the Closing Date to the extent of their Ownership Percentage in the Company.

(b)    All Tax Returns filed for any taxable period with respect to the Processing Assets shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable Law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

7.3    Tax Treatment of Indemnity Payments

All indemnification payments made under this Agreement, including any payment made under this Article VII, shall be treated as increases or decreases to the Consideration for Tax purposes.
7.4    Transfer Taxes

QEPFS shall file all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”). Such Transfer Taxes shall be borne fifty percent (50%) by QEPFS and fifty percent (50%) by the Partnership. If required by applicable Law, the Partnership Parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
7.5    Tax Treatment of Purchase of Subject Interest.
The purchase of the Subject Interest will be treated for U.S. federal income tax purposes as a purchase of a 40% interest in each of the Processing Assets by the Partnership followed by a pro rata contribution of the Processing Assets by each of QEPFS and the Partnership to the Company in exchange for membership interests in the Company in accordance with Revenue Ruling 99-5 (Situation 1).

Exhibit 10.1

7.6    Survival

Anything to the contrary in this Agreement notwithstanding, the representations, warranties, covenants, agreements, rights and obligations of the Parties with respect to any Tax matter covered by this Agreement shall survive the Closing and shall not terminate until thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling) applicable to such Tax matter.
7.7    Conflict

In the event of a conflict between the provisions of this Article VII and any other provisions of this Agreement, the provisions of this Article VII shall control.

ARTICLE VIII.
TERMINATION
8.1    Events of Termination

This Agreement may be terminated at any time prior to the Closing Date:
(a)    by mutual written consent of QEPFS and the Partnership;

(b)    by either QEPFS or the Partnership in writing after August 31, 2014 (the “Outside Termination Date”), if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

(c)    by either QEPFS or the Partnership in writing without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party or its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date, or (ii) there is one or more inaccuracies, violations or breaches of the representations or warranties of the other Party contained herein and such inaccuracies, violations and breaches would constitute a Material Adverse Effect or a Partnership Material Adverse Effect, as applicable; provided, however, that in the case of clause (i) or (ii), the defaulting Party shall have a period of the earlier of (i) thirty (30) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable, or (ii) the Outside Termination Date; or

(d)    by either QEPFS or the Partnership in writing, without liability, if there shall be any non-appealable order, writ, injunction or decree of any Governmental Authority binding on any of the Parties, which prohibits or restrains them from consummating the transactions contemplated hereby (provided, however, that the applicable Party shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree lifted) and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority.

Exhibit 10.1

8.2    Effect of Termination

If a Party terminates this Agreement as provided in Section 8.1, this Agreement shall thereafter become void except for this Section 8.2 and Article X. Notwithstanding the foregoing, nothing in this Section 8.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement, and the Parties agree that should any Party have the right to terminate this Agreement pursuant to Section 8.1(c), then such Party shall have available all remedies at law, including, without limitation, specific performance. Further, if this Agreement is terminated by any Party pursuant to Section 8.1(c), then the other Parties shall reimburse such Party for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees paid to TPH, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE IX.
INDEMNIFICATION UPON CLOSING

9.1    Indemnification of the Partnership Parties

Subject to the limitations set forth in this Agreement, QEPFS, from and after the Closing Date, shall indemnify, defend and hold the Partnership Parties, their subsidiaries and their respective securityholders, directors, officers and employees (and the officers, directors and employees of the General Partner but otherwise excluding QEPFS and its Affiliates) (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of QEPFS in this Agreement or any QEPFS Ancillary Document or (b) any breach of any other agreement or covenant on the part of QEPFS made under this Agreement or any QEPFS Ancillary Document or in connection with the transactions contemplated hereby or thereby.

9.2    Indemnification of QEPFS

Subject to the limitations set forth in this Agreement, from and after the Closing Date, the Partnership Parties shall, jointly and severally, indemnify, defend and hold QEPFS and its Affiliates and their respective securityholders, directors, officers and employees (the “QEPFS Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the QEPFS Indemnified Parties as a result of or arising out of (a) any inaccuracy, violation or breach of a representation or warranty of the Partnership Parties in this Agreement or any Partnership Ancillary Document or (b) any breach of any other agreement or covenant on the part of the Partnership Parties made under this Agreement or any Partnership Ancillary Document or in connection with the transactions contemplated hereby or thereby.
9.3    Tax Indemnification

Exhibit 10.1

With the exception of any inaccuracy, violation or breach of the representations and warranties of QEPFS contained in Section 3.9, nothing in this Article IX shall apply to liability with respect to Taxes, the liability with respect to which shall be as set forth in Article VII.
9.4    Survival

(a)    All the provisions of this Agreement shall survive the Closing, provided that the representations and warranties set forth in Article III and Article IV and in any certificate delivered in connection herewith with respect to any of those representations and warranties shall terminate and expire at 12:01 a.m., Denver, Colorado time, on the one (1) year anniversary of the Closing Date, except (i) the representations and warranties of QEPFS set forth in Section 3.9 and Section 3.13 shall survive until thirty (30) days after the expiration of the applicable statutes of limitations (including all periods of extension and tolling), (ii) the representations and warranties of QEPFS set forth in Sections 3.1, 3.2, 3.4 and 3.17 (collectively, the “QEPFS Fundamental Representations”) shall survive forever and (iii) the representations and warranties of the Partnership Parties set forth in Sections 4.1, 4.2 and 4.4 shall survive forever. After a representation and warranty or agreement or covenant has terminated and expired, no indemnification shall or may be sought pursuant to Section 9.1(a) or Section 9.2(a) by any Person who would have been entitled pursuant to this Article IX to indemnification on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration, provided that in the case of each representation and warranty or covenant or agreement that shall terminate and expire as provided in this Section 9.4, no claim presented in writing for indemnification pursuant to this Article IX on the basis of such representation and warranty or agreement or covenant prior to its termination and expiration shall be affected in any way by that termination and expiration. Except as otherwise provided in this Section 9.4, the covenants and agreements entered into pursuant to this Agreement or any Ancillary Document shall survive the Closing in accordance with their terms (or, in the absence of a stated term, in perpetuity).

(b)    The indemnification obligations under this Article IX or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.

9.5    Demands

(a)    Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third party claims being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party (a “Claim Notice”), together with a detailed statement of such information respecting any of the foregoing as it shall have and all supporting evidence, including any Damages already incurred and its detailed estimate of any Damages to be incurred in the future. Such notice shall include a formal demand for indemnification under this Agreement.

(b)    If the indemnified party failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the indemnifying party with respect to that Indemnity Claim.

Exhibit 10.1

(c)    With respect to any claim for indemnification not involving an Indemnity Claim, the indemnifying party shall be deemed to have agreed to indemnify the indemnified party pursuant to this Article IX with respect to the claims set forth in any Claim Notice if and to the extent the indemnifying party does not provide the indemnified party notice of its disagreement with respect to the contents of a Claim Notice within thirty (30) calendar days of receipt thereof.

9.6    Right to Contest and Defend

(a)    The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify by the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within twenty (20) days (or such shorter period necessary to timely respond to the claim) from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)    The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party as reasonably determined by the indemnified party.

(c)    Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.7    Cooperation

If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Indemnity Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating without regard to any limitations set forth in Section 9.10.

Exhibit 10.1

At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.
9.8    Right to Participate

The indemnified party agrees to afford the indemnifying party (at the indemnifying party’s own cost and expense) and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.
9.9    Payment of Damages

The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within ten (10) days as and when reasonably specific bills are received or Damages are incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds received and any indemnification reimbursement proceeds received from third parties.
9.10    Limitations on Indemnification

(a)    To the extent that the Partnership Indemnified Parties are entitled to indemnification for Damages pursuant to Section 9.1(a), QEPFS shall not be liable for such Damages until the aggregate amount of all such Damages exceeds 1.0% of the dollar value of the Consideration (the “Deductible”), and then, subject to the following sentence, QEPFS shall be liable for all such Damages incurred after the Deductible has been exceeded. In no event shall QEPFS’s aggregate liability to the Partnership Indemnified Parties under Section 9.1(a) exceed 10.0% of the dollar value of the Consideration (the “Cap”). Notwithstanding the foregoing, (i) the Deductible shall not apply to inaccuracies, violations or breaches of the QEPFS Fundamental Representations and (ii) the Cap shall not apply to inaccuracies, violations or breaches of any of the QEPFS Fundamental Representations, provided QEPFS’s aggregate liability for a breach of the QEPFS Fundamental Representations shall not exceed an amount equal to the dollar value of the Consideration.

(b)    The Parties agree that any indemnification or payment obligation of QEPFS under Section 9.1(a) (to the extent relating to any inaccuracy, violation or breach of a representation or warranty in Sections 3.1(b), 3.1(c), 3.4(b), 3.4(c), Sections 3.5 through 3.16 or Section 3.18) relating to Damages suffered or incurred by the Partnership Indemnified Parties, attributable to the Company or its assets, business or operations, shall be limited to Damages actually suffered or incurred by the Partnership Indemnified Parties. For purposes of illustration (and without limiting the generality of the foregoing), in the event any Damages are suffered or incurred by the Company, the Damages suffered or incurred by the Partnership Parties would be 30% thereof.

9.11    Sole Remedy

No Party shall have any liability under this Agreement, any of the Ancillary Documents or the transactions contemplated hereby or thereby except as is provided in Article VII or this Article IX (other than claims or causes of action arising from actual fraud).

Exhibit 10.1

ARTICLE X.
MISCELLANEOUS
10.1    Expenses

Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each Party hereto shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
10.2    Notices

Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another (herein collectively called “Notice”) shall be in writing and delivered (a) in person or (b) by reputable, overnight courier service requiring acknowledgment of receipt of delivery (with charges pre-paid), as follows:
If to QEPFS, addressed to:
QEP Field Services Company
1050 17th Street, Suite 500
Denver, Colorado 80265
Attention: General Counsel

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Michael E. Dillard
John M. Greer

If to the Partnership Parties, addressed to:
QEP Midstream Partners, LP
1050 17th Street, Suite 500
Denver, Colorado 80265
Attention: General Counsel

with a copy (which shall not constitute notice) to:
QEP Midstream Partners GP, LLC Conflicts Committee
1050 17th Street, Suite 500
Denver, Colorado 80265

Exhibit 10.1

Attention: Chairman of the Conflicts Committee

Notice given by personal delivery or reputable, overnight courier service shall be effective upon actual receipt. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
10.3    Governing Law; Jurisdiction

This Agreement shall be governed and construed in accordance with the substantive Laws of the State of Delaware without reference to the Delaware conflicts of law principles. The Parties hereto irrevocably submit to the jurisdiction of the courts of the State of Colorado and the federal courts of the United States of America located in Denver County, Colorado over any dispute between the Parties arising out of this Agreement or the transactions contemplated hereby, and each Party irrevocably agrees that all such claims in respect of such dispute shall be heard and determined in such courts. The Parties hereto irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any dispute arising out of this Agreement or the transaction contemplated hereby being brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
10.4    Public Statements

The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable Law or stock exchange rules or regulations.
10.5    Entire Agreement; Amendments and Waivers

(a)    This Agreement and the Ancillary Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party to this Agreement agrees that no other Party to this Agreement (including through its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Ancillary Documents.

(b)    No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Exhibit 10.1

10.6    Conflicting Provisions

This Agreement and the Ancillary Documents, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Ancillary Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Ancillary Documents, this Agreement shall control.

10.7    Binding Effect; Assignment; Parties in Interest

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of Law or otherwise, by any Party hereto without the prior written consent of each other Party, which consent shall not be unreasonably withheld; provided that the Partnership may encumber all or a portion of its interests acquired pursuant to this Agreement for financing purposes, and assign or transfer such interests, if necessary, in accordance with such encumbrance(s) without obtaining prior written consent of QEPFS. Notwithstanding anything in this Section 10.7, any Party may (without seeking the consent of the other Parties) transfer or otherwise alienate any of its rights, title, interest or obligations under this Agreement in connection with (a) a transfer to an Affiliate which remains an Affiliate, (b) the granting of a pledge, mortgage, hypothecation, Lien or other security interest, (c) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to (b) above, (d) a transfer in connection with the sale of all or substantially all of the assets of such Party, if applicable, or (e) a merger, consolidation, share exchange or other form of statutory reorganization with another Person if such Party is the sole surviving Person. Except as otherwise provided in Article VII and Article IX with respect to the QEPFS Indemnified Parties and the Partnership Indemnified Parties, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.8    Severability

If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation, by decree of a court of last resort or any other Law, the Partnership Parties and QEPFS shall promptly meet and negotiate in good faith substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

10.9    Interpretation

It is expressly agreed by the Parties that neither this Agreement nor any of the Ancillary Documents shall be construed against any Party, and no consideration shall be given or presumption made, on the basis

Exhibit 10.1

of who drafted this Agreement, any Ancillary Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Ancillary Documents. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10    Disclosure Schedules

(a)    The Disclosure Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedules and such Exhibits are incorporated in the definition of “Agreement.”

(b)    Any matter disclosed in the Disclosure Schedules pursuant to any section of this Agreement shall be deemed to have been disclosed by such disclosing Parties for purposes of each other representation and warranty of this Agreement to which the relevance of such disclosure is reasonably apparent on its face. The listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent on its face from the listing (or inclusion of a copy) of such document. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

10.11    Multiple Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows.][Signature Page to the Purchase and Sale Agreement]
IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

QEP FIELD SERVICES COMPANY

By: /s/ Charles B. Stanley
Name: Charles B. Stanley
Title: President and Chief Executive Officer

Exhibit 10.1

QEP MIDSTREAM PARTNERS GP, LLC

By: /s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President, Chief Financial Officer and Treasurer

QEP MIDSTREAM PARTNERS, LP

By: QEP Midstream Partners GP, LLC, its general partner

By: /s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President, Chief Financial Officer and Treasurer

QEP MIDSTREAM PARTNERS OPERATING, LLC

By: /s/ Richard J. Doleshek
Name: Richard J. Doleshek
Title: Executive Vice President, Chief Financial Officer and Treasurer